EXHIBIT 23.3

June 3, 2016
Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, TX 77380

Re:	Securities and Exchange Commission
Form S-8 of Anadarko Petroleum Corporation

Gentlemen:
We hereby consent to the incorporation by reference in this registration statement on Forms S-8 of Anadarko Petroleum Corporation, including any amendments thereto, of our Procedures and Methods Review Letter dated February 17, 2016, regarding the Anadarko Petroleum Corporation Proved Reserves and Future Net Cash Flows as of December 31, 2015, and of references to our firm which were included in the Form 10-K for the year ended December 31, 2015, filed by Anadarko Petroleum Corporation with the Securities and Exchange Commission on February 17, 2016 (file number 001-08968).
Miller and Lents, Ltd. has no financial interest in Anadarko Petroleum Corporation or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such letter. Miller and Lents, Ltd. also has no director, officer, or employee employed or otherwise connected with Anadarko Petroleum Corporation. We are not employed by Anadarko Petroleum Corporation on a contingent basis.

Very truly yours,

MILLER AND LENTS, LTD.
Texas Registered Engineering Firm No. F-1442

By:	/s/ ROBERT J. OBERST
Robert J. Oberst, P.E.
Chairman